Exhibit 23.1

                       Consent of Independent Accountants

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated May 19, 2000, relating to the financial statements of Calton Acquisition Corporation, which appear in such Registration Statement. We also consent to the references to us under the heading "Experts" in such Registration Statement.



PRICEWATERHOUSECOOPERS L.L.P.





Florham Park, New Jersey
July 13, 2000